As Filed With the Securities and Exchange Commission on July 25, 2013
                                                  Registration Number 333-______
================================================================================
                                  United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            LIBERTY COAL ENERGY CORP.
             (Exact name of Registrant as specified in its charter)

            Nevada                                               75-3252264
  (State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                         Identification Number)

                            Liberty Coal Energy Corp
                                 P.O. Box 551323
                           South Lake Tahoe, CA 96155
                                 (530) 577-4141
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                            LIBERTY COAL ENERGY CORP.
                            COMPANY COMPENSATION PLAN
                            (Full title of the plan)

          Edwin G. Morrow                                                   Robert T. Malasek
Chief Executive Officer, President & Director                 Chief Financial Officer, Secretary & Director
      Liberty Coal Energy Corp                                          Liberty Coal Energy Corp
           P.O. Box 551323                                                   P.O. Box 551323
     South Lake Tahoe, CA 96155                                        South Lake Tahoe, CA 96155
           (530) 577-4141                                                    (530) 577-4141
(Name, address, including zip code, and telephone number, including area code, of agents for service)

                                 With a copy to:
                               RAINES FELDMAN LLP
                      9720 Wilshire Boulevard, Fifth Floor
                         Beverly Hills, California 90212
                                  310 440-4100

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a Non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]                        Accelerated filer [ ]
Non-accelerated filer [ ]                          Smaller reporting company [X]
(Do not check if a smaller  reporting  company)

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                         Proposed       Proposed
                                          Maximum        Maximum
  Title of each                          Offering       Aggregate     Amount of
class of Securities     Amount to be      Price         Offering    Registration
 to be registered      Registered (2)   Per Share (2)   Price (2)       Fee
--------------------------------------------------------------------------------
Common Stock,
par value .001 1        22,000,000       $.002 (3)      $44,000        $6.00
================================================================================
1. Registrant's Common Stock is unsecured obligations of Liberty Coal Energy Corp. being registered consist of shares to be issued under the Company Compensation Plan (the "Plan") described herein.
2. This amount is an estimate made solely for the purpose of calculating the registration fee pursuant Rule 457(h) of the Securities Act of 1933.
3. Estimated pursuant to Rule 457(c) based upon the average of the high and low selling prices of such Common Stock as quoted on OTCQB Market at OTCMarkets.com on June 24, 2013.
================================================================================

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Liberty Coal Energy Corp. (the "Registrant") with the Securities and Exchange Commission are incorporated herein by reference:

(1) The Registrant's Annual Report on Form 10-K for the year ended September 30, 2012; and

(2) The Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all the securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

GENERAL

Registrant is authorized to issue 1,500,000,000 shares of Common Stock, par value $.001 per share, of which 93,604,127 were outstanding as of July 24, 2013.

COMMON STOCK

Holders of Registrant<129>fs Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members to the board of directors. Registrant's Board of Directors has authority, without action by its shareholders, to issue all or any portion of the authorized but un-issued shares of Common Stock, which would reduce the percentage ownership of Registrant of its shareholders and which may dilute the book value of the Common Stock. Shareholders of the Company have no pre-emptive rights to acquire additional shares of Common Stock. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of Registrant, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. Registrant has not paid cash dividends on its Common Stock and does not anticipate that it will pay cash dividends in the foreseeable future.

SECURITIES REGISTERED PURSUANT TO PLAN

The securities to be issued by Registrant pursuant to the Plan are intended to compensate a select group of consultants who wish to work on behalf of Registrant's interests, but with other entities, as well (the "Participants").

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.138 of Nevada Revised Statutes permits indemnification of officers and directors of domestic or foreign corporations under certain circumstances and subject to certain limitations. Pursuant to authorization contained in the Registrant's Restated Articles of Incorporation, as amended, Article 4 of the Registrant's Restated By-laws contains provisions for indemnification of its directors and officers consistent with the provisions of Section 78.037(1) of Nevada Revised Statutes Act.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Number                             Description
------                             -----------

4.1 Liberty Coal Energy Corp. July 23, 2013 Board of Directors Resolution Authorizing "Company Compensation Plan," incorporated therein.

5.1      Opinion of Raines Feldman LLP regarding Obligations

23.1     Consent of Auditors Silberstein Ungar, PLLC

23.2     Consent of Counsel (included in Exhibit 5.01)

ITEM 9. UNDERTAKINGS

Liberty, the registrant, hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or election of a managing underwriter.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement referring to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 25th day of July, 2013.

                            Liberty Coal Energy Corp.


                             By: /s/ Robert T. Malasek
                                 -----------------------------------------------
                                 Robert T. Malasek
                            Its: Chief Financial Officer, Secretary & Director

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the date shown:

          Name                             Title                    Date
          ----                             -----                    ----

/s/ Edwin G. Morrow
---------------------------------  Chief Executive Officer,      25 July, 2013
Edwin G. Morrow                    President & Director



/s/ Robert T. Malasek
---------------------------------  Chief Financial Officer,      25 July, 2013
Robert T. Malasek                  Secretary & Director

                                POWER OF ATTORNEY

KNOW ALL PERSONS, BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edwin G. Morrow or Robert T. Malasek as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this registration statement.


/s/ Edwin G. Morrow
---------------------------------------------
Edwin G. Morrow                                                  25 July, 2013
Chief Executive Officer, President & Director


/s/ Robert T. Malasek
---------------------------------------------
Robert T. Malasek                                                25 July, 2013
Chief Financial Officer, Secretary & Director

                                  EXHIBIT INDEX



Number                             Description
------                             -----------

4.1 Liberty Coal Energy Corp. July 23, 2013 Board of Directors Resolution Authorizing "Company Compensation Plan," incorporated therein.

5.1      Opinion of Raines Feldman LLP regarding Obligations

23.1     Consent of Auditors Silberstein Ungar, PLLC

23.2     Consent of Counsel (included in Exhibit 5.01)